Exhibit 4.70

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of April 9, 2021, by and among:

A.	Sky City Holdings Limited (BVI), a company incorporated and existing under the laws of the British Virgin Islands (the “Purchaser”);

B.	Pintec Technology Holdings Limited, a company incorporated and existing under the laws of the Cayman Islands (“Pintec Cayman”);

C.	Hzone Holdings Limited, a company duly incorporated and existing under the laws of Hong Kong (the “Seller”); and

D.	Riche Bright Securities Limited, a company incorporated and existing under the laws of Hong Kong (the “Company”).

Each of the foregoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Pintec Cayman is the sole shareholder of the Purchaser; the Seller is the sole shareholder of the Company, and holds one hundred percent (100)% of the issued ordinary shares of the Company, representing 100% of the issued share capital of the Company (the “Purchased Shares”); and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller all Purchased Shares on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and representations set forth below, the Parties agree as follows:

1.	PURCHASE OF SHARES

1.1    Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing (defined as below), the Seller shall sell and transfer to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all of the Purchased Shares, at the consideration of the Consideration Shares (defined as below) to be issued and allotted by Pintec Cayman. Each Party hereby confirms, acknowledges and agrees that the issuance of the Consideration Shares by Pintec Cayman to the Seller Nominees (defined as below) shall be deemed to be received by the Seller the consideration of sale and transfer of the Purchased Shares in full, and shall constitute a full and complete discharge of the Purchaser’s obligation to pay any consideration with respect to its purchase of the Purchased Shares.

1.2    Closing.

1.2.1    Subject to the fulfillment of the conditions to the Closing as set forth in Section 3.1 and Section 4, the closing of the purchase and sale of the Purchased Shares pursuant to Section 1.1 shall take place via the remote exchange of documents and signatures as set out in Section 1.3 and Section 1.4, unless other time, date or place is agreed to in writing by the Seller and the Purchaser (the “Closing”).

1.3    Closing Deliveries by the Seller and the Company. At the Closing, subject to the terms and conditions of this Agreement, the Seller shall or shall cause the Company to, deliver to the Purchaser the following documents:

(a)    an instrument of transfer and bought and sold notes in respect of the Purchased Shares each undated and duly executed by the Seller in favour of the Purchaser,

(b)    share certificate(s) in respect of the Purchased Shares in the name of the Seller;

(c)    certified true copy of the resolutions passed by the board of directors of the Company:

(i)	approving the transfer of the Purchased Shares to the Purchaser,

(ii)	authorizing the issue of new share certificates in respect of the Purchased Shares in favour of the Purchaser;

(iii)	approving the entry into the register of members of the Company, the name of the Purchaser as holder of the Purchased Shares;

(iv)	approving the appointment of directors nominated by the Purchaser to the board of directors of the Company with effect from the date of the Closing;

(v)	approving the entry into the register of directors of the Company, the names of directors nominated by the Purchaser; and

(vi)	effecting and accepting the resignation of Hzone Holdings Limited as director with effect from the date of the Closing;

(d)    certified true copy of the resolutions passed by the board of directors of the Seller approving entry into this Agreement and its ancillary documents by the Seller and the transactions contemplated hereunder and thereunder; and

(e)    a letter of authorization duly executed by the Seller authorizing the Purchaser to date the executed instrument of transfer and bought and sold notes delivered by the Seller under Section 1.3(a).

1.4    Closing Deliveries by the Purchaser and Pintec Cayman. At the Closing, subject to the terms and conditions of this Agreement, Pintec Cayman shall (i) issue and allot 35,000,000 non-voting ordinary shares of Pintec Cayman to be made available under Pintec Cayman’s then effective Memorandum of Association and Articles of Association (the “Consideration Shares”), which may be converted into 5,000,000 American depositary shares of Pintec Cayman (the “Consideration ADS”) for the benefit of the individual(s) or entity(ies) designated by the Seller (the “Seller Nominee”), provided that the Seller shall provide the names of the Seller Nominee and all KYC documents as requested by Pintec Cayman to Pintec Cayman at least ten Business Days prior to the Closing, subject to applicable securities law and reasonable KYC and other depositary-related requirements, as the aggregate purchase price for the Purchased Shares, and (ii) certified true copy of the resolutions passed by the board of directors of the Purchaser approving entry into this Agreement and its ancillary documents by the Purchaser and the transactions contemplated hereunder and thereunder.

1.5    Restrictive Legend. Each certificate representing the Consideration Shares shall be endorsed with the following legend:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) AN EXEMPTION OR QUALIFICATION UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS OR (3) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; AND (B) WITHIN THE UNITED STATES OR TO ANY U.S. PERSON, AS EACH OF THOSE TERMS IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE 40 DAYS FOLLOWING CLOSING OF THE PURCHASE. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.”

1.6    Application for Approval by Securities and Futures Commission. As soon as practicable after the date of this Agreement, the Seller and the Company shall take all necessary actions and execute all necessary documents to cooperate with the Purchaser in submission of application to the Securities and Futures Commission of Hong Kong for approval of the Purchaser to become a substantial shareholder of the Company (the “SFC Approval”).

1.7    Stamp Duty Filing and Related Procedure and Deliveries. Upon receipt of the SFC Approval, the Purchaser will date the instrument of transfer and bought and sold notes delivered by the Seller under Section 1.3(a) (such date, the “Transfer Date”). As soon as reasonably practicable after the Transfer Date (and in any event within three days after the Transfer Date), the Seller shall submit duly executed original instrument of transfer and duly executed original bought and sold notes in respect of the Purchased Shares, together with all other supporting documents, to the Hong Kong Inland Revenue Department to request for an adjudication, and each of the Purchaser and the Seller shall, pay the stamp duty in accordance with the amount as adjudicated by the Hong Kong Inland Revenue Department within two (2) Business Days from such adjudication.

1.8    Unwind. In the event that the Purchaser fails to obtain the SFC Approval, the transactions contemplated hereunder shall be unwound and the Parties shall take all necessary actions to place the Parties in the same positions as they were prior to the Closing, including without limitation, that the Consideration Shares and/or the Consideration ADS shall be returned to Pintec Cayman and that the directors nominated by the Purchaser shall be removed from the board of directors of the Company, and each Party shall bear its own costs and expenses relating to the transactions contemplated hereunder and such unwind.

2.	REPRESENTATION AND WARRANTIES.

2.1    Representation and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser and Pintec Cayman as follows:

2.1.1    All the information set out in Annex 1 is true and accurate in all respects.

2.1.2    The Seller has the legal, full and effective ownership and right to the Purchased Shares, free and clear of any encumbrances, including, without limitation, any pledge, mortgage, lien, charge, claim, option or restriction. There are no options, restricted shares, profits interests, warrants, conversion privileges, agreements or rights of any kind with respect to the issuance or purchase of, or valued by reference to, in whole or in part, of the shares of the Company.

2.1.3    The Seller has the full right, power and authority to enter into and perform its obligations under this Agreement. All corporate action on the part of the Seller, its officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of all obligations of the Seller under this Agreement and (ii) the transfer of the Purchased Shares by the Seller have been taken. This Agreement is a valid and binding obligation of the Seller enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

2.1.4    Each of the Seller and the Company is a corporation duly organized, validly existing and in good standing under the applicable laws and has all requisite corporate power and authority to perform its obligations hereunder and under any agreement contemplated hereunder to which it is a party. The Seller Nominee has all power, authority and qualification to hold ADS of Pintec Cayman according to the applicable laws.

2.1.5    The Company has obtained all licenses, permissions, certificates, registrations, authorizations (public or private) and consents (together, “Approvals”) required for carrying on its businesses effectively, including but not limited to the license granted by the Securities and Futures Commission of Hong Kong to carry out Type 1 business (dealing in securities), and own and operate its assets and properties in the places and in the manner in which they are carried on at the date of this Agreement and in accordance with all applicable Laws in each case in all material respects. These Approvals are in full force and effect, are not subject to any materially unusual or onerous conditions, have been complied with in all material respects. There are no circumstances which indicate that any Approval will or is likely to be in default, revoked or not renewed, in whole or in part, in the ordinary course of events.

2.1.6    No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, relevant governmental authority or other third party on the part of the Seller or the Company is required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than those already secured or effected or will be secured or effected prior to the Closing, or those already disclosed to or known by the Purchaser.

2.1.7    To the best of the knowledge and belief of the Seller and the Company, no event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by the Company of any applicable laws and regulations in any material respect, or (b) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

2.1.8    The financial statements of the Company provided to the Purchaser are (i) not misleading in any material aspect; (ii) not materially misstating (whether overstating or understating) the value of the assets and the liabilities of the Company; (iii) not materially misstating (whether overstating or understating) the profits and the losses of the Company. Except (i) as reflected or reserved in the financial statements of the Company provided to the Purchaser, and (ii) current Liabilities incurred in the ordinary course of the Company’s business consistent with its past practices, the Company has no any other Liabilities. “Liabilities” means, all debts, obligations, liabilities owed by such person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

2.1.9    All contracts to which the Company is a party are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with in all material respects by the Company, and by each other party to such contracts, and there are no grounds for rescission, avoidance or repudiation of any of such contracts and no notice of termination has been received in respect of any of them. The entering into this Agreement will not result in a material breach of, or give any third party a right to terminate or vary or result in any third party rights under any contract to which the Company is a party.

2.1.10    The Company solely owns or leases all properties and assets necessary to conduct its business, and has good and marketable title to all its properties and assets, not being subject to any pledge, mortgage, lien, charge, claim or restriction. With respect to leased properties and assets, the Company is in compliance with all applicable leases. All properties and assets of the Company are in a good state of repair and in good working condition other than any normal wear and tear. None of the assets of the Company is a state-owned asset.

2.1.11    The Company has not received any claim, any cease and desist or equivalent letter or any other notice of any allegation that any of the intellectual property rights material to its business infringes upon, misappropriates or otherwise violates the intellectual property rights of any third parties. No third party has disputed the right of the company to use the intellectual property rights that the company has been and is still using and there are no circumstances likely to give rise to a dispute.

2.1.12    All registrations, returns, compilations, notices and information which are or have been required to be made or given by the Company for any tax purpose (“Tax Returns”) (i) have been made or given within the requisite periods and on a proper basis and are up to date and correct and (ii) none of them is the subject of any examination, investigation or dispute with any tax authority, and all such Tax Returns are accurate, complete and correct in all material respects, and the Company has timely paid all taxes due, and withheld and remitted to the appropriate governmental authority all taxes which it is obligated to withhold and remit from amounts owing to any creditor, customer or third party. The Company is not responsible for the taxes of any other person by reason of contract, successor liability or otherwise. As of the date hereof there are no audits, examinations, requests for information or other administrative proceedings pending or threatened in writing with respect to the Company.

2.1.13    The Company is not involved whether as claimant or defendant or other party in any action. There are no investigations, disciplinary proceedings or other circumstances likely to lead to any action. There is no circumstance, event, act or omission which has given rise or might give rise to an assertion that the Company has not complied with (or is in breach or default under) (a) any contractual obligations or agreements (including, without limitation, in respect of any funding arrangements), or (b) legislation, regulation, code of conduct or other requirement.

2.1.14    The Company has complied in all material aspects with the legal requirements and obligations under the applicable laws regarding employees, employee benefits and labor matters (including and without limitation, termination and non-competition terms and employment of foreign employees) for all employees of the Company.

2.1.15    The results of operation of the Company as measured by certain operating metrics (including but not limited to the actual asset under management and profits) that have been provided to the Purchaser are true, accurate and not misleading.

2.1.16    As of the date hereof, the Seller has provided the Purchaser with all the information that the Purchaser has reasonably requested or material information the Purchaser (in the reasonable opinion of the Seller) should be aware of for the decision of this acquisition hereunder.

2.1.17    Status and Investment Intent.

(i)    Experience. Each of the Seller or Seller Nominees has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Consideration Shares. Each of the Seller or Seller Nominees is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii)    Purchase Entirely for Own Account. Each of the Seller or Seller Nominees is acquiring the Consideration Shares for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. Each of the Seller or Seller Nominees does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Consideration Shares in violation of the United States Securities Act of 1933, as amended, or any other applicable state securities law.

(iii)    Solicitation. Each of the Seller or Seller Nominees (x) was not identified or contacted through the marketing of the transactions contemplated hereunder and (y) did not contact the Pintec Cayman as a result of any general solicitation.

(iv)    Information. Each of the Seller or Seller Nominees has consulted to the extent deemed appropriate by it with its own advisers as to the financial, tax, legal and related matters concerning an investment in the Consideration Shares.

(v)    Not U.S. Person. Each of the Seller or Seller Nominees is not a “U.S. person” as defined in Rule 902 of Regulation S promulgated by the United States Securities and Exchange Commission (“Regulation S”).

(vi)    Offshore Transaction. Each of the Seller or Seller Nominees has been advised and acknowledges that in issuing the Consideration Shares to it pursuant hereto, Pintec Cayman is relying upon the exemption from registration provided by Regulation S. Each of the Seller or Seller Nominees is acquiring the Consideration Shares in an offshore transaction in reliance upon the exemption from registration provided by Regulation S.

2.2    Representations and Warranties of the Purchaser and Pintec Cayman. The Purchaser and Pintec Cayman hereby jointly and severally represent and warrant to the Seller as follows:

2.2.1.    The Purchaser has the full right, power and authority to enter into and perform its obligations under this Agreement. All corporate action on the part of the Purchaser and Pintec Cayman necessary for the authorization, execution and delivery of, and the performance of all obligations of the Purchaser and Pintec Cayman under this Agreement, have been taken. This Agreement is a valid and binding obligation of the Purchaser and Pintec Cayman enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

2.2.2.    The Consideration Shares, when issued and delivered in accordance with the terms of this Agreement to the Seller, will be duly authorized and validly issued, fully paid, non-assessable, and free and clear of any encumbrances, including, without limitation, any pledge, mortgage, lien, charge, claim, option or restriction, other than those provided in this Agreement and in accordance with applicable laws and listing rules.

2.2.3.    Each of the Purchaser and Pintec Cayman is a corporation duly organized, validly existing and in good standing in each jurisdiction and has all requisite corporate power and authority to perform its obligations hereunder and under any agreement contemplated hereunder to which it is a party.

3.	CONDITIONS TO PURCHASER’S OBLIGATIONS AT THE CLOSING

The obligations of the Purchaser to purchase the Purchased Shares at the Closing is, unless otherwise waived in writing by the Purchaser, subject to the fulfilment to the satisfactions of the Purchaser on or prior to the Closing of the following conditions:

3.1    Representations and Warranties. The representations and warranties in Section 2.1 hereof shall be true, correct and complete with respect to the subjects covered therein when made, and shall be true, correct and complete as of the date of the Closing with the same force and effect as if they had been made on and as of such date.

3.2    Performance of Obligations. Each of the Company and the Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required or contemplated to be performed or complied with by it on or before the Closing.

3.3    Approvals and Consents. All Approvals of any competent governmental authority or of any other person that are required to be obtained by any party hereto (other than the Purchaser and Pintec Cayman) necessary for the consummation of the transactions contemplated hereby shall have been obtained and each of them shall be in full force and effect as of the Closing, and shall have been delivered to the Purchaser.

3.4    Proceedings and Documents. All requisite corporate and other proceedings in connection with the transactions contemplated hereby, and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Purchaser.

3.5    Execution of This Agreement. Each of the parties to this Agreement, other than the Purchaser and Pintec Cayman, shall have executed and delivered this Agreement to the Purchaser.

3.6    No Material Adverse Effect. There shall have been no any material adverse effect or change in the business, affairs, prospects, operations, properties, assets or condition of the Company since the date of this Agreement.

3.7    Approval by Board of Directors. The board of directors of Pintec Cayman (or other similar governing body) shall have approved the execution of this Agreement and the consummation of the transactions contemplated hereby.

3.8    Completion of Due Diligence. Due diligence investigation (including but not limited to due diligence on legal, financial, business, compliance, technology, Intellectual Property and other aspects) on the Company by the Purchaser and/or Pintec Cayman and the third party intermediary agencies designated by the Purchaser and/or Pintec Cayman shall have been completed and the results are satisfactory to the Purchaser, or the problems identified during such due diligence shall have been properly resolved as per the Purchaser’s request, or solutions satisfactory to the Purchaser have been provided.

3.9    No Prohibition. No provision of any applicable laws shall prohibit the consummation of any transactions contemplated by this Agreement.

3.10    Compliance Certificate. The Seller and the Company shall have executed and delivered to the Purchaser at the Closing a certificate, dated the date as of the Closing, certifying that the conditions specified in this Section 3 (other than Section 3.7 and Section 3.8) have been fulfilled and stating that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Company since the date of this Agreement.

4.	CONDITIONS TO SELLER’S OBLIGATIONS AT THE CLOSING

The obligation of the Seller to sell the Purchased Shares to the Purchaser at the Closing, unless otherwise waived in writing by the Seller, is subject to the fulfilment to the Seller’s satisfaction on or prior to the Closing of the following conditions:

4.1    Representations and Warranties Correct. The representations and warranties in Section 2.2 hereof shall be true and correct and complete with respect to the subjects covered therein when made, and shall be true, correct and complete as of the date of the Closing with the same force and effect as if they had been made on and as of such date.

4.2    Performance of Obligations. The Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required or contemplated to be performed or complied with by it on or before the Closing.

5.	COVENANTS

Unless otherwise expressly provided herein, upon the Closing, the Seller covenants to the Purchaser and Pintec Cayman as follows:

5.1    Access to Information. Following the date hereof until the Closing, the Purchaser shall be entitled to make such investigation of the properties, assets, businesses and operations of the Company and such examination of the books and records of the Company as it may request from time to time and to make extracts and copies of such books and records. The Seller shall cause the Company and its respective officers, directors, employees, consultants, agents, accountants, attorneys and other representatives (collectively the “Representatives”) to: (a) afford the Representatives of the Purchaser access, during regular business hours, to the offices, properties, facilities, books and records of the Company, and (b) furnish to the Representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Company as the Purchaser may from time to time request.

5.2    Notice of Certain Events. Prior to the Closing, the Seller and the Company shall promptly notify the Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant or agreement of any of the Seller or the Company in this Agreement, which could have the effect of making any representation or warranty of any of the Seller or the Company untrue or incorrect in any respect, or which could result in any of the conditions set forth in Section 3 not to be satisfied, and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, result of operations, client relationships, employee relations, projections or prospects of the Company.

5.3    Negative Covenants. Following the date hereof until the Closing, except as expressly and affirmatively provided by or contemplated under this Agreement, without the prior written consent of the Purchaser, the Company or any of its subsidiary shall not:

(a)    waive, release or assign any material right or claim;

(b)    take any action that would reasonably be expected to materially impair the value of the Company;

(c)    sell, purchase, assign, lease, transfer, pledge, encumber or otherwise dispose of any material asset;

(d)    issue, sell, grant or redeem any shares or equity securities of the Company;

(e)    declare, issue, make or pay any dividend or other distribution with respect to the shares or equity securities of the Company;

(f)    merge with, consolidate with, purchase or dispose of any corporate entity;

(g)    engage, promote, terminate or demote or change any material terms of employment or engagement of the chief executive officer, chief financial officer, chief operations officer, chairman, general manager, financial controller or senior manager or any key officer, director or key employee of the Company; or

(h)    authorize or commit to do any of the foregoing.

5.4    Release and Discharge. Upon the Closing, any shareholders agreements or similar contracts that the Company and the shareholders of the Company are bound to observe (if any), shall cease to be valid and binding on the Parties. The Seller hereto confirms that it has no claim against the other parties thereto in respect of any matter arising out of or in connection with the shareholders agreements of the Company (if any).

5.5    Exclusivity. Starting from the date hereof to the earlier date of the Closing or the termination of this Agreement pursuant to Section 6.1 hereof, the Seller undertakes that none of the Seller and the Company, their related parties or their directors and officers shall, directly or indirectly, (a) solicit, initiate, encourage or otherwise facilitate offers or proposals from, or engage in or continue any discussion or negotiation with, any other person (other than the Purchaser) for the sale or other disposition of all or any portion of the equity interests or (outside the ordinary course of business) the assets of the Company or the merger, consolidation or other combination of the Company or its businesses or assets with any other person (other than the Purchaser); or (b) provide or offer to provide any information to any other person (other than the Purchaser) or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than the Purchaser) to engage or seek to engage in any of the foregoing.

5.6    Prohibited Transfers. Starting from the date hereof to the earlier date of the Closing or the termination of this Agreement pursuant to Section 6.1 hereof, without the prior written approvals of the Purchaser, the Seller shall not directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any Purchased Share to any person.

5.7    Regulatory Compliance. The Company shall, and the Seller shall procure the Company to, comply with all applicable laws and regulations in all material respects, including but not limited to applicable laws and regulations relating to securities transactions, telecommunication, software, advertisement, intellectual property, anti-monopoly, taxation, employment, foreign exchange and other respects in connection with the operations of the Company.

5.8    Permit and License. The Company shall, and the Seller shall procure the Company to, obtain and maintain in a timely manner all requisite consents and permits for conducting the principal business in compliance with all applicable laws and regulations, including without limitation to (a) duly obtain the License Type 4 (advising on securities) and the License Type 9 (asset management) according to the Securities and Futures Ordinance of Hong Kong prior to December 31, 2021, and (b) be registered as a broker-dealer with at least one internationally- recognized securities exchange other than the Stock Exchange of Hong Kong, including but not limited to securities exchanges in the United States„_Singapore or the United Kingdom and be qualified to engage in the stock brokerage business in the United States, Singapore or the United Kingdom, as applicable, prior to December 31,2022. The Seller and the Company further covenant that transactions contemplated hereunder will in no circumstance result in any adverse effect on the License Type 1 (dealing in securities) held by the Company and application plan of the Company in relation to applying for License Type 4 (advising on securities) and the License Type 9 (asset management) according to the Securities and Futures Ordinance of Hong Kong.

5.9    Non-Competition. The Seller hereby covenants and undertakes that, commencing from the date of this Agreement, it shall, and shall procure Bill Fu (傅彬), devote one hundred percent (100%) of its working time and attention to the business of the Company, and use the best efforts to develop the business and care for the interests of the Company. The Seller hereby further covenants and undertakes that, unless conducted through the Company or upon the prior written consent of the Purchaser during the greater of (i) the period when the Seller holds any office with the Company or any of its related entity and for a further period of twenty-four (24) months thereafter; and (ii) the period when the Seller holds any direct or indirect equity interest in the Company, and for a further period of twenty-four (24) months thereafter, the Seller shall not, and shall procure Bill Fu (傅彬) not, directly or indirectly through any affiliate, (a) own, manage, be engaged in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation, or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is within the principal business of the Company or otherwise competes with the Company; (b) solicit or entice away or attempt to solicit or entice away from the Company, the custom of any person, firm, company or organization who is or shall at any time within twenty- four (24) months prior to such cessation have been a customer, client, representative, agent or correspondent of the Company or in the habit of dealing with the Company; (c) employ, solicit or entice away, or endeavour to employ, solicit or entice away from the Company any person who is or shall have been at the date of or within six (6) months prior to such cessation of employment an officer, manager, consultant or employee of the Company whether or not such person would commit a breach of contract by reason of leaving such employment; (d) in relation to any trade, business or company use a name including the words “Riche Bright” or “富明证券^” or any other words hereafter used by the Company in its name or in the name of any of its products, services or their derivative terms, or the Chinese or English equivalent or any similar word in such a way as to be capable of or likely to be confused with the name of the Company or the product or services of the Company, and shall use all reasonable endeavors to procure that no such name shall be used by any of his affiliates; or (e) disclose or use for any purpose (except for the ordinary business of the Company), any information concerning the business, accounts, finance, transactions or intellectual property rights of Company or any trade secrets or confidential information of or relating to Company.

5.10    Conversion of Consideration Shares. The Seller understands and acknowledges that the conversion of the Consideration Shares into Consideration ADSs is subject to applicable securities laws and depositary-related documentary requirements. Upon request by the Seller, the Company will use commercially reasonable effort to facilitate the conversation of the Consideration Shares. The Seller shall, and shall procure that holders of the Consideration ADS (including but not limited to the Seller Nominee), strictly comply with any transfer or other restrictions, to the extent applicable, with respect to the Consideration Shares or Consideration ADSs pursuant to applicable securities laws and stock exchange rules, including but not limited to any laws, regulations and rules promulgated by the United States Securities and Exchange Commission.

6.	TERMINATION

6.1    This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Seller and the Purchaser.

6.2    Effect of Termination

6.2.1    If this Agreement is terminated pursuant to this Section 6.1, this Agreement will be of no further force or effect to the Parties (except the Section 7 and Section 8), and the Parties hereto shall refund the considerations received from the other Parties hereunder based on the principles of fairness, reasonableness, honesty and credibility, and use the best efforts to restore to the status when this Agreement is executed; provided that, such terminating party shall not be relieved from any Liability for any antecedent breach of this Agreement or any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

7.	INDEMNIFICATION

7.1    The Seller hereby agrees to indemnify and hold harmless the Purchaser, and its affiliates, partners, directors, officers, agents and assigns (each, an “Indemnified Person”), from and against all indemnifiable losses suffered by such Indemnified Person, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in, or breach or non-performance of any of the representations, warranties, covenants or agreements made by the Seller and/or the Company in or pursuant to this Agreement.

7.2    Without limiting the foregoing Section 7.1, the Seller undertakes to indemnify each Indemnified Person for any indemnifiable loss suffered by such Indemnified Person as a result of (i) any penalty or liability of the Company for the non-compliance with any applicable laws and regulations on or before the Closing; (ii) any liabilities of the Company in connection with infringement, violation or misappropriation, on or before the Closing, of any intellectual property or rights of any third party; and (iii) any liabilities of the Company in connection with any violation on or before the Closing of any contract, agreement or other legal instruments by which the Company is bound.

8.	MISCELLANEOUS

8.1    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby. This Agreement supersedes all prior agreements, understandings, negotiations and representations between the Parties with respect to such transactions.

8.2    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

8.3    Amendments. No amendment or modification of the terms and conditions of this Agreement shall be valid unless in writing and signed by all Parties hereto.

8.4    Governing Law. This Agreement shall be governed and construed in all respects by the laws of the Hong Kong without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of Hong Kong to the rights and duties of the Parties hereunder.

8.5    Arbitration. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect. The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English.

8.6    Confidentiality. Each Party agrees to, and shall cause its directors, officers, employees and other controlled agents to: (i) treat and hold all confidential or proprietary information with respect to the other Parties or relating to the transactions contemplated hereby as confidential (and not disclose or provide access to any Person); (ii) in the event that any Party (or such directors, officers, employees and other controlled agents of such Party) becomes legally compelled to disclose any such information, provide the other Parties with prompt written notice of such requirement so that the other Parties may seek a protective order or other remedy or waive compliance with this Section 8.6; and (iii) in the event that such protective order or other remedy is not obtained, or any of the other Parties waives compliance with this Section 8.6, furnish (or cause to be furnished) only that portion of such confidential information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this Section 8.6 shall not apply to any information that, at the time of disclosure, is in the public domain and was not disclosed in breach of this Agreement by the disclosing Party, or that is provided to an applicable Government Authority with respect to Tax matters; or that is disclosed pursuant to applicable laws, requirements of exchanges and/or regulatory bodies, including by the Securities and Exchange Commission (or equivalent for other venues) provided, further, that each Party may disclose the contents of this Agreement to its Representatives who (1) are informed of the confidential nature of the information, and (2) are under an appropriate duty of confidentiality to the disclosing Party with respect to such information.

8.7    Further Assurances. Each Party shall execute and deliver such additional instruments, documents and other writings as may be reasonably requested by the other Party, in order to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

8.8    Expenses. Each of the Parties shall bear and pay its own legal, accountancy and other fees and expenses incurred in and incidental to the preparation and implementation of this Agreement.

8.9    Tax. Each Party shall pay taxes that may be imposed or assessed on it in connection with this Agreement and the consummation of the transactions contemplated hereby in accordance with the applicable laws, respectively.

8.10    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

8.11    Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given when delivered, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid and when received if delivered otherwise, to the Party to whom it is directed to the address as shown in Schedule I.

8.12    Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any Party hereto, upon any breach or default of any other Party hereto under this Agreement, shall impair any such right, power or remedy of such former party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring.

8.13    Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and, to the extent reasonably requested by another party, to enforce rights and obligations pursuant hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

THE SELLER:

Hzone Holdings Limited

By:	/s/ SHI JING
Name:	SHI JING
Title:	Director

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

THE PURCHASER:

Sky City Holdings Limited (BVI)

By:	/s/ Victor Huike Li
Name:	Victor Huike Li
Title:	Director

PINTEC CAYMAN:

Pintec Technology Holdings Limited

By:	/s/ Victor Huike Li
Name:	Victor Huike Li
Title:	Director

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

THE COMPANY:

Riche Bright Securities Limited

By:	/s/ TSOI TING MUN
Name:	TSOI TING MUN
Title:	Director

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

Schedule I

Notices

To the Seller:

Attention: Yingzi Peng

Address: Unit D, 16/F, One Capital Place, 18 Luard Road, Wan Cai, Hong Kong

Telephone: +852 2819 0191 / +86 18680337570

Email: pengyingzi@glbdata.com

To the Company:

Attention: Dawei Chen

Address: Room 813 and 815, 8th Floor, Block F, Cyberport 3, 100 Cyberport Road, Hong Kong

Telephone: +852 28026188/+86 13924605941

Email: chendawei@wanow.net

To the Purchaser and Pintec Cayman:

Attention: Steven Yuan Ning Sim

Address: 9/F Heng An Building No. 17 East 3rd Ring Road Chaoyang District, Beijing

Telephone: +86 10 8564-3600

Email: Steven.sim@pintec.com

SCHEDULE I TO SHARE PURCHASE AGREEMENT

Annex 1

Details of Company

(as at the date of this Agreement)

Company Name	:	Riche Bright Securities Limited

Place of Incorporation	:	Hong Kong

Date of Incorporation	:	12 April 2007

Company Form	:	private company limited by shares

Company No.	:	1122668

Issued Shares	:	20,000,000 ordinary shares

Registered Shareholder (% Shareholding)	:	Hzone Holdings Limited (100%)

Directors	:	Hzone Holdings Limited Tsoi Ting Mun

Registered Office	:	Unit 813 & 815, Level 8, Core F, Cyberport 3, 100 Cyberport Road, Hong Kong

Business	:	a licensed corporation under the Securities and Futures Ordinance (Chapter 571 of the laws of Hong Kong) to carry out type 1 (dealing in securities) regulated activities

ANNEX 1 TO SHARE PURCHASE AGREEMENT